                          AGREEMENT AND PLAN OF MERGER


                                   DATED AS OF


                                  JUNE 1, 2000


                                      AMONG


                        IMAGE GUIDED TECHNOLOGIES, INC.,

                               STRYKER CORPORATION


                                       AND


                               IGT ACQUISITION CO.

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1.   DEFINITIONS......................................................................... 2

2.   MERGER; CLOSING; EFFECTIVE TIME.....................................................10

     2.1   THE MERGER....................................................................10

     2.2   CLOSING.......................................................................10

     2.3   ARTICLES OF INCORPORATION.....................................................10

     2.4   THE BYLAWS....................................................................10

     2.5   DIRECTORS AND OFFICERS........................................................10

     2.6   MERGER CONSIDERATION..........................................................11

     2.7   CONVERSION OF COMPANY COMMON STOCK............................................11

     2.8   CONVERSION OF MERGER SUB SHARES...............................................11

     2.9   TERMINATION OF OPTIONS AND WARRANTS...........................................12

     2.10  EXCHANGE OF CERTIFICATES......................................................12

     2.11  NO FURTHER TRANSFERS..........................................................14

     2.12  NO FRACTIONAL SHARES..........................................................14

     2.13  STOCK LEGENDS; AGREEMENTS BY CERTAIN SHAREHOLDERS.............................14

     2.14  DISSENTERS' RIGHTS............................................................14

     2.15  ADJUSTMENTS...................................................................15

     2.16  RETURN OF EXCHANGE FUND.......................................................15

     2.17  FURTHER ASSURANCES............................................................15

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................16

     3.1   ORGANIZATION..................................................................16

     3.2   CAPITAL STRUCTURE.............................................................16

     3.3   AUTHORITY; NO CONFLICT........................................................17

     3.4   TITLE TO PROPERTIES; ENCUMBRANCES.............................................18

     3.5   SEC DOCUMENTS.................................................................19

     3.6   NO UNDISCLOSED LIABILITIES....................................................20

     3.7   TAXES.........................................................................20

     3.8   NO MATERIAL ADVERSE CHANGE....................................................21

     3.9   EMPLOYEE BENEFITS.............................................................21

     3.10  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS...............23

     3.11  LEGAL PROCEEDINGS; ORDERS.....................................................24

     3.12  ABSENCE OF CERTAIN CHANGES AND EVENTS.........................................25

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     3.13  CONTRACTS; NO DEFAULTS........................................................26

     3.14  ENVIRONMENTAL MATTERS.........................................................29

     3.15  EMPLOYEES.....................................................................31

     3.16  LABOR RELATIONS; COMPLIANCE...................................................32

     3.17  INTELLECTUAL PROPERTY.........................................................32

     3.18  REGULATORY MATTERS............................................................35

     3.19  CERTAIN PAYMENTS..............................................................36

     3.20  STRYKER REGISTRATION STATEMENT; COMPANY PROXY STATEMENT.......................36

     3.21  STATE TAKEOVER STATUTES.......................................................37

     3.22  DISCLOSURE....................................................................37

     3.23  TRANSACTIONS WITH RELATED PERSONS.............................................37

     3.24  BROKERS.......................................................................37

4.   REPRESENTATIONS AND WARRANTIES OF STRYKER AND MERGER SUB............................38

     4.1   ORGANIZATION AND GOOD STANDING................................................38

     4.2   CAPITALIZATION................................................................38

     4.3   AUTHORITY; NO CONFLICT........................................................38

     4.4   CERTAIN PROCEEDINGS...........................................................39

     4.5   SEC DOCUMENTS; UNDISCLOSED LIABILITIES........................................39

     4.6   INFORMATION SUPPLIED..........................................................40

     4.7   INTERIM OPERATIONS OF MERGER SUB..............................................40

     4.8   NO OTHER REPRESENTATIONS OR WARRANTIES........................................40

5.   COVENANTS OF THE COMPANY............................................................40

     5.1   ACCESS AND INVESTIGATION......................................................40

     5.2   OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.........................41

     5.3   NEGATIVE COVENANT.............................................................41

     5.4   REQUIRED APPROVALS............................................................41

     5.5   NOTIFICATION..................................................................41

     5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS....................................42

     5.7   NO SOLICITATION BY THE COMPANY................................................42


                                        2
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     5.8   PREPARATION OF THE STRYKER REGISTRATION STATEMENT AND COMPANY
           PROXY STATEMENT: COMPANY SHAREHOLDERS MEETING.................................44

     5.9   LETTER OF THE COMPANY'S ACCOUNTANTS; LETTER OF STRYKER'S ACCOUNTANTS..........45

     5.10  BEST EFFORTS..................................................................45

6.   COVENANTS OF STRYKER AND MERGER SUB.................................................45

     6.1   REQUIRED APPROVALS............................................................45

     6.2   BEST EFFORTS..................................................................45

     6.3   OFFICERS' AND DIRECTORS' INDEMNIFICATION......................................45

7.   CONDITIONS PRECEDENT................................................................46

     7.1   CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........46

     7.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF STRYKER AND MERGER SUB.................47

     7.3   CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS.............................48

     7.4   FRUSTRATION OF CLOSING CONDITIONS.............................................48

8.   NON-SURVIVAL OF REPRESENTATION AND WARRANTIES.......................................48

9.   TERMINATION.........................................................................48

     9.1   TERMINATION EVENTS............................................................48

     9.2   RIGHTS AND OBLIGATIONS UPON TERMINATION.......................................49

10.  GENERAL PROVISIONS..................................................................50

     10.1  FEES AND EXPENSES.............................................................50

     10.2  PUBLIC ANNOUNCEMENTS..........................................................50

     10.3  AFFILIATES....................................................................50

     10.4  LISTINGS......................................................................51

     10.5  CONFIDENTIALITY...............................................................51

     10.6  NOTICES.......................................................................51

     10.7  WAIVER........................................................................52

     10.8  ENTIRE AGREEMENT AND MODIFICATION.............................................52

     10.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS............................52

     10.10 SEVERABILITY..................................................................52

     10.11 SECTION HEADINGS, CONSTRUCTION................................................53

     10.12 GOVERNING LAW.................................................................53


                                        3
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     10.13 COUNTERPARTS..................................................................53

     10.14 PERFORMANCE BY MERGER SUB.....................................................53


                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("AGREEMENT") is made as of June 1, 2000 among Image Guided Technologies, Inc., a Colorado corporation (the "COMPANY"), Stryker Corporation, a Michigan corporation ("STRYKER"), and IGT Acquisition Co., a Colorado corporation and a wholly-owned subsidiary of Stryker ("MERGER SUB").

                                    RECITALS

     A. The Company is a Colorado corporation with its registered office located at 5710-B Flatiron Parkway, Boulder, Colorado 80301, and has authorized 10,000,000 shares of common stock, no par value per share ("COMPANY COMMON STOCK"), of which 4,293,782 shares of Company Common Stock are issued and outstanding, and 2,416,668 shares of preferred stock, no par value per share ("COMPANY PREFERRED STOCK"), of which 383,142 shares of Company Preferred Stock are issued and outstanding and are designated Series B Preferred Stock, all of which are owned by Stryker.

     B. Stryker is a Michigan corporation with its registered office located at 2725 Fairfield Road, Kalamazoo, Michigan 49002.

     C. Merger Sub is a wholly-owned subsidiary of Stryker and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly-owned subsidiary of Stryker. Merger Sub is a Colorado corporation with its registered office located at 1675 Broadway, Denver, Colorado 80202, and has authorized an aggregate of 1,000 shares of common stock, no par value ("MERGER SUB COMMON STOCK").

     D. The Board of Directors of each of Stryker, Merger Sub and the Company has determined that this Agreement and the merger of Merger Sub with and into the Company, in accordance with the provisions of the Colorado Business Corporation Act (the "CBCA") and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Stryker, Merger Sub and the Company and their respective shareholders.

     E. The Board of Directors of each of Stryker, Merger Sub and the Company have approved this Agreement, the Merger and the transactions contemplated hereby.

     F. The parties intend that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of
Section 368(a)(2)(E) of the IRC and that this Agreement shall constitute a plan of reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ACQUIRED COMPANY" -- each of the Company and Springfield Surgical Instruments, Inc.

     "ACQUISITION AGREEMENT" -- as defined in Section 5.7(b).

     "AFFILIATE" -- with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

     "APPLICABLE PERIOD" -- as defined in Section 5.7(a).

     "ARTICLES" -- as defined in Section 2.3.

     "BALANCE SHEET" -- as defined in Section 3.4.

     "BENEFIT PLAN" -- each funded or unfunded, written or oral, employee benefit plan, contract, agreement, incentive, salary, wage or other compensation plan or arrangement, including but not limited to each pension and profit sharing plan, savings plan, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefit, union contract, employment contract, consulting agreement, retiree benefit severance agreement and each other employee benefit program, plan, policy or arrangement, maintained, contributed to, or required to be contributed to by any Acquired Company for the benefit of the employees, former employees, directors, agents or consultants of the Acquired Companies, or for which the Acquired Companies may be responsible or with respect to which they may have any liability, whether or not subject to ERISA and whether legally binding or not. For purposes of this definition, any reference to the term "Acquired Company" shall be deemed to refer also to any entity that is under common control or affiliated with any Acquired Company within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Section 414(b), (c), (m) or (o) of the IRC and the rules and regulations promulgated thereunder.

     "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible. An obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or that would conflict with such Person's fiduciary obligations to shareholders.

     "BYLAWS" -- as defined in Section 2.4.

     "CBCA" -- as defined in the Recitals.

     "CLOSING" -- as defined in Section 2.2.

     "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

     "COLORADO ARTICLES OF MERGER" -- as defined in Section 2.2.

     "COMPANY" -- as defined in the Preamble of this Agreement.

     "COMPANY COMMON STOCK" -- as defined in the Recitals.

     "COMPANY PREFERRED STOCK" -- as defined in the Recitals.

     "COMPANY PROXY STATEMENT" -- as defined in Section 3.3(c).

     "COMPANY SHAREHOLDERS MEETING" -- as defined in Section 5.8(b).

     "COMPANY SEC DOCUMENTS" -- as defined in Section 3.5.

     "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

     (a)  the Merger; and

     (b) the performance by Stryker, Merger Sub and the Company of their respective obligations under this Agreement.

     "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "COPYRIGHTS" -- as defined in Section 3.17(a).

     "DISCLOSURE LETTER" -- the disclosure letter delivered by the Company to Stryker concurrently with the execution and delivery of this Agreement.

     "DISSENTING SHAREHOLDERS" -- shareholders of the Company properly exercising appraisal rights with respect to Shares pursuant to Section 7-113-101 ET SEQ. of the CBCA.

     "EFFECTIVE TIME" -- as defined in Section 2.2.

     "ENCUMBRANCE" -- any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, Encumbrance or other responsibility arising from or relating to the existence, use, storage, handling, treatment, generation, manufacture, disposal, recycling, transportation, arrangement for transportation or disposal, release, spill, discharge, or threatened release of Hazardous Materials or chemical substances at any location or noncompliance with any Environmental Law or Occupational Safety and Health Law including, without limitation:

     (a) any cost, damages, expense, liability, obligation, Encumbrance or other responsibility consisting of or relating to any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, fees, interest, taxes, Encumbrances, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, monitoring, operation and maintenance, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, treatment, containment, or other remediation or response actions ("Cleanup") related to Hazardous Materials or Hazardous Activities at any location, required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages;

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

     (e) any cost, damage, expense, liability, obligation or other responsibility for personal injury or threatened personal injury (including sickness, disease and death) or injury or threatened injury to property or natural resources, foreseeable or unforeseeable.

          The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA") and similar state and local laws.

     "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of threatened, intended or actual Releases of pollutants or hazardous substances or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the Release or threatened Release of pollutants or Hazardous Materials into the Environment;

     (c) reporting, investigating, reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e)  protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up Hazardous Materials that have been Released, preventing the Release or threat of Release, or paying the costs of such cleanup or prevention;

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

     (i) pollution or the protection, cleanup or restoration of the environment, or to safety or health, including, but not limited to, any of the same relating to the presence, discharge, emission, Release or threatened Release of Hazardous Materials into the air, land, surface water, groundwater, or the effects thereof, or relating to the generation, treatment, storage, disposal, manufacturing, distribution, sale, handling or any other activity involving Hazardous Materials, or the effects thereof.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "EXCHANGE ACT" -- the United States Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" -- as defined in Section 2.10(a).

     "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by any Acquired Company.

     "FDA" -- the United States Food and Drug Administration.

     "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements included in the Company SEC Documents were prepared.

     "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" -- any:

     (a) federal, state, county, city, town, village, district, or other jurisdiction of any nature, domestic or foreign;

     (b)  federal, state, local, municipal, foreign or other government; or

     (c) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal and the European Union).

     "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

     "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.17(a).

     "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter because of the nature of his position with, or responsibilities on behalf of, a Person. The Company will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served as an officer or director of any Acquired Company, has, or at any time had Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT" -- any order, constitution, law, ordinance, regulation, statute, directive, code, binding policy, rule, permit, authorization or treaty of any Governmental Body.

     "MARKS" -- as defined in Section 3.17(a).

     "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the business, assets, properties, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole.

     "MDRS" -- as defined in Section 3.18(c).

     "MERGER" -- as defined in Section 2.1.

     "MERGER CONSIDERATION" -- as defined in Section 2.6.

     "MERGER SUB COMMON STOCK" -- as defined in the Recitals.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "OPTIONS" -- as defined in Section 2.9.

     "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person; and

     (c) with respect to an Acquired Company, such action is similar in nature and magnitude to actions customarily taken, without authorization by the board of directors in the ordinary course of the Acquired Company.

     "ORGANIZATIONAL DOCUMENTS" -- the articles or certificate of incorporation and the bylaws of any corporation and any amendment thereto.

     "PATENTS" -- as defined in Section 3.17(a).

     "PENSION PLAN" -- as defined in Section 3.9.

     "PER SHARE MERGER CONSIDERATION" -- as defined in Section 2.7(a).

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PROPRIETARY INFORMATION" -- as defined in Section 3.17(a).

     "RELATED PERSON" -- with respect to a particular individual:

     (a)  each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b)  any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d)  any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f)  any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     "RELEASE" -- any release, discharge, spill, leaking, emission, pumping, pouring, injection, deposit, disposal, escaping, leaching, dumping or migrating into the Environment, whether intentional or unintentional.

     "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SEC" -- the United States Securities and Exchange Commission.

     "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "STRYKER COMMON STOCK" -- as defined in Section 2.7(a).

     "STRYKER REGISTRATION STATEMENT" -- as defined in Section 3.20.

     "STRYKER SEC DOCUMENTS" -- as defined in Section 4.5.

     "SUBMISSIONS" -- as defined in Section 3.18(a).

     "SUPERIOR PROPOSAL" -- as defined in Section 5.7(b).

     "SURVIVING CORPORATION" -- as defined in Section 2.1.

     "TAKEOVER PROPOSAL" -- as defined in Section 5.7(a).

     "TAX" -- any tax (including any income tax, franchise tax, capital gains tax, value-added tax, excise tax, sales tax, payroll tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee commonly referred to as a tax, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstance exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "WARRANTS" -- as defined in Section 2.9.

2.   MERGER; CLOSING; EFFECTIVE TIME

     2.1  THE MERGER

     Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease (the "MERGER"). The Company will be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of Colorado. The Merger will have the effects set forth in the CBCA. Without limiting the generality of the foregoing, upon the Merger, the rights, privileges, immunities, powers, franchises and authority of the Company and the Merger Sub will vest in the Surviving Corporation and all obligations of the Company and the Merger Sub will be the obligations of the Surviving Corporation.

     2.2  CLOSING

     The Closing of the Merger (the "CLOSING") will take place at the offices of Ireland, Stapleton, Pryor & Pascoe, P.C., Suite 2600, 1675 Broadway, Denver, Colorado, at 10:00 a.m., Mountain Time, on the day which is no later than the fifth business day after the last to be fulfilled or waived of the conditions set forth in Section 7 of this Agreement, unless another date or place is agreed to in writing by the parties hereto. At the Closing, the Company and Stryker will cause Articles of Merger (the "COLORADO ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Colorado as provided in
Section 7-111-105 of the CBCA. The Merger will become effective when the Colorado Articles of Merger have been duly filed with the Secretary of State of the State of Colorado (the "EFFECTIVE TIME").

     2.3  ARTICLES OF INCORPORATION

     The articles of incorporation of the Company (the "ARTICLES") in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation, until amended in accordance with the terms of the Articles and the CBCA, except that no such amendment will violate Section 6.3.

     2.4  THE BYLAWS

     The Bylaws of Merger Sub in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation (the "BYLAWS") until amended in accordance with the Articles, such Bylaws and the CBCA, except that no such amendment will violate Section 6.3.

     2.5  DIRECTORS AND OFFICERS

     The directors and officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

     2.6  MERGER CONSIDERATION

     The aggregate consideration to be delivered by Stryker to the holders of issued and outstanding Company Common Stock shall be that number of shares of Stryker Common Stock determined by dividing $12,000,000 by the average closing price of Stryker's Common Stock as reported in THE WALL STREET JOURNAL for New York Stock Exchange - Composite Transactions during the 30 consecutive trading day period beginning on the 35th trading day prior to the Company Shareholders Meeting and rounding the result upward to the next whole share (the "MERGER CONSIDERATION").

     2.7  CONVERSION OF COMPANY COMMON STOCK

     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Stryker or the Merger Sub:

     (a) Each share of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.7(c) and other than shares of Company Common Stock that are held by Dissenting Shareholders) will be converted into the right to receive that number of shares of common stock, par value $.10 per share, of Stryker (the "STRYKER COMMON STOCK") determined by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Merger and rounding the result to six decimal places (the "PER SHARE MERGER CONSIDERATION").

     (b) All the shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders, will no longer be issued and outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate representing shares of Company Common Stock will thereafter cease to have any rights with respect to the shares of Company Common Stock, except the right to receive the Per Share Merger Consideration upon the surrender of the respective certificate(s) in accordance with Section 2.10 or the right, if any, to receive payment as a Dissenting Shareholder from the Surviving Corporation as determined in accordance with Sections 7-113-101 ET SEQ. of the CBCA.

     (c) At the Effective Time, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time and each share of Company Common Stock or Company Preferred Stock owned by Stryker, Merger Sub, or any other subsidiary of Stryker, will, by virtue of the Merger and without any other action, be canceled and retired without payment of any consideration and will cease to exist.

     2.8  CONVERSION OF MERGER SUB SHARES

     At the Effective Time, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder of the Merger Sub Common Stock, be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

     2.9  TERMINATION OF OPTIONS AND WARRANTS

     IGT shall take such action as is necessary to accelerate the vesting date of all outstanding options to purchase shares of Company Common Stock granted pursuant to the Company's 1994 Stock Option Plan, 1997 Stock Option Plan or otherwise (the "OPTIONS") and outstanding warrants to purchase shares of Company Common Stock (the "WARRANTS") that are not vested as of the date of this Agreement in order that they are fully vested prior to the Effective Time. In addition, IGT shall use its Best Efforts to take such action as is necessary, which action shall not obligate IGT to make any cash payment in an amount, or distribute any other asset or with a value, in the aggregate in excess of $25,000, in order that the Options and Warrants that have not been exercised prior thereto shall be terminated as of the Effective Time and may not be exercised thereafter.

     2.10 EXCHANGE OF CERTIFICATES

     (a) As of the Effective Time, Stryker shall deposit with an exchange agent reasonably satisfactory to Stryker and the Company (the "EXCHANGE AGENT") for the benefit of the holders of the shares of Company Common Stock, certificates representing the Merger Consideration. Such shares of Stryker Common Stock, together with any dividends or distributions thereon with respect to Sections 2.10(b) and 2.15 are referred to as the "EXCHANGE FUND" for purposes of this Agreement.

     (b) After the Effective Time, each holder of a certificate formerly evidencing shares of Company Common Stock which have been converted pursuant to
Section 2.7(a), upon surrender of the same to the Exchange Agent as provided in
Section 2.10(c) hereof, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stryker Common Stock into which such shares of Company Common Stock shall have been converted as provided in this Article 2 and, as provided in Section 2.12, cash in lieu of any fractional share of Stryker Common Stock into which such shares of Company Common Stock would have otherwise been converted, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of Company Common Stock which have been so converted will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Stryker Common Stock for which the shares of Company Common Stock formerly represented thereby were exchanged; PROVIDED, HOWEVER, that until such certificate is so surrendered, no dividend payable to holders of record of Stryker Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Stryker Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Stryker Common Stock. Upon surrender of a certificate formerly evidencing shares of Company Common Stock which have been so converted, there shall be paid to the record holder of the certificates of Stryker Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions theretofore paid with respect to such shares of Stryker Common Stock as of any date subsequent to the Effective Time to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Stryker Common Stock. No interest shall be payable with respect to the payment of such dividends. All certificates representing shares of Stryker Common Stock delivered upon the surrender for exchange of the certificates representing shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.12) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such certificates.

     (c) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing shares of the Company Common Stock (other than certificates formerly representing shares of the Company Common Stock to be canceled pursuant to Section 2.7(c) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Stryker) such certificates for exchange into certificates evidencing Stryker Common Stock (including cash in lieu of any fractional share). Each holder of certificates theretofore evidencing shares of the Company Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor certificates evidencing Stryker Common Stock (including cash in lieu of any fractional share) deliverable in respect of the shares of the Company Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of the Company Common Stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) If any certificate evidencing shares of Stryker Common Stock is to be delivered to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of Stryker Common Stock, that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Stryker or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Stryker or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Stryker or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Stryker or the Exchange Agent. All amounts in respect of taxes received or withheld by Stryker shall be disposed of by Stryker in accordance with the IRC or such state, local or foreign tax law, as applicable.

     (e) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of Stryker Common Stock deliverable in respect thereof and pay any cash, dividends or other distributions, in each case as determined in accordance with this Article 2. When authorizing such issue of the certificate of shares of Stryker Common Stock in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     (f) Adoption of this Agreement by the shareholders of the Company shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

     2.11 NO FURTHER TRANSFERS

     At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

     2.12 NO FRACTIONAL SHARES

     Neither certificates nor scrip for fractional shares of Stryker Common Stock will be issued upon surrender for exchange of certificates representing shares of Company Common Stock, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fraction of a share of Stryker Common Stock shall receive from Stryker an amount in cash (without interest), in an amount rounded to the nearest whole cent, determined by multiplying the per share closing price of a share of Stryker Common Stock, as reported in THE WALL STREET JOURNAL for New York Stock Exchange - Composite Transactions for the day immediately preceding the date on which the Effective Time occurs (or, if the Stryker Common Stock did not trade on the New York Stock Exchange such date, the last day of trading in the Stryker Common Stock prior to the Effective Time) by the fractional share of Stryker Common Stock to which such shareholder would be otherwise entitled. No Stryker stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a shareholder of Stryker. Stryker shall make available to the Exchange Agent the cash necessary for this purpose.

     2.13 STOCK LEGENDS; AGREEMENTS BY CERTAIN SHAREHOLDERS

     Certificates representing shares of Stryker Common Stock issued to Persons deemed to be affiliates of the Company (as that term is used for purposes of Rule 145 under the Securities Act) on the date of the Company Shareholders Meeting shall bear the legend referred to in paragraph 4 of Exhibit I hereto.

     2.14 DISSENTERS' RIGHTS

     No Dissenting Shareholder will be entitled to any portion of the Merger Consideration under this Section 2 unless and until the holder has failed to perfect or has effectively withdrawn or lost their right to dissent from the Merger under the CBCA. Any Dissenting Shareholder will be entitled to receive only the payment provided by Sections 7-113-101 ET SEQ. of the CBCA with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder has failed to properly perfect or has effectively withdrawn or has lost the right to dissent with respect to any Shares, those Shares will be converted into the right to receive the Per Share Merger Consideration as provided by Section 2.7(a), without interest or dividends thereon.

     2.15 ADJUSTMENTS

     If, between the date that the Merger Consideration is determined pursuant to Section 2.6 and the Effective Time, the outstanding shares of Stryker Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, stock dividend or combination, or a record date with respect to any of the foregoing should occur within such period, the Merger Consideration specified in Section
2.6 shall be correspondingly adjusted and thereafter all references to the Merger Consideration and the Per Share Merger Consideration shall be deemed to be to the Merger Consideration and the Per Share Merger Consideration as so adjusted.

     2.16 RETURN OF EXCHANGE FUND

     Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Stryker, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent the certificates representing shares of Company Common Stock owned by them in compliance herewith shall thereafter look only to Stryker for payment of their claim for shares of Stryker Common Stock, any cash in lieu of fractional shares of Stryker Common Stock and any dividends or distributions with respect to such shares of Stryker Common Stock. None of Stryker, Merger Sub, the Exchange Agent or the Company shall be liable to any former holder of Company Common Stock for any such shares of Stryker Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     2.17 FURTHER ASSURANCES

     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Stryker as follows:

     3.1  ORGANIZATION

     Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and any other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with the corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Each Acquired Company is duly licensed or qualified to do business as a foreign corporation in good standing in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary. Copies of (i) the Organizational Documents of each Acquired Company, (ii) the minute books of the Acquired Companies and (iii) the stock transfer books of the Acquired Companies, heretofore delivered, furnished or made available to Stryker or its representatives, are true and complete as of the date hereof. The Organizational Documents of each Acquired Company are in full force and effect, and no Acquired Company is in violation or breach of any of the provisions of its Organizational Documents.

     3.2  CAPITAL STRUCTURE

     (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,416,668 shares of Company Preferred Stock. As of December 31, 1999 (i) 4,061,945 shares of Company Common Stock were issued and outstanding; (ii) 1,290,036 shares of Company Common Stock were subject to outstanding Options; (iii) 590,000 shares of Company Common Stock were subject to outstanding Warrants; (iv) no shares of Company Common Stock were held in the treasury of the Company; and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in Part 3.2(a) of the Disclosure Letter, since December 31, 1999 through the date of this Agreement, (A) no Options or Warrants to purchase shares of Company Common Stock have been granted, (B) no shares of Company Common Stock have been issued other than pursuant to the exercise of Options and Warrants outstanding on December 31, 1999 and (C) no shares of Company Preferred Stock have been issued other than the 383,142 shares of Company Preferred Stock issued to Stryker. Part 3.2(a) of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all holders of Options and Warrants including such person's name, the number of Options (vested, unvested and total) or Warrants held by such person, the date of grant and the exercise price for each such Option or Warrant.

     (b) All the outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in paragraph (a) above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating any Acquired Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in any Acquired Company or securities convertible into or exchangeable for such shares or equity interests, or obligating any Acquired Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares or other capital stock of any Acquired Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Acquired Company (other than an Acquired Company that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity.

     3.3  AUTHORITY; NO CONFLICT

     (a) This Agreement is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite right, power and authority to execute and deliver this Agreement and, subject to approval of its shareholders, to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly authorized by the Board of Directors of the Company and, other than approval and adoption of this Agreement by the holders of at least a majority of the voting power of the Company, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions. The Board of Directors of the Company has determined that the Merger Consideration is fair to the shareholders of the Company and has recommended approval by the shareholders of the Company of this Agreement and the Merger.

     (b) Except as set forth in Part 3.3(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance by the Company of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquired Companies, or any resolution adopted by the directors or the shareholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

          (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

          (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

     (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to any Acquired Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions except for (i) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting for the approval by the shareholders of the Company of the Merger (such proxy statement, as amended or supplemented from time to time, the "COMPANY PROXY STATEMENT"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iii) filings with Governmental Bodies to satisfy the applicable requirements of state securities or "blue sky" laws; and (iv) the required vote of the Company shareholders. Except as set forth in Part 3.3(c) of the Disclosure Letter, no Acquired Company is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.4  TITLE TO PROPERTIES; ENCUMBRANCES

     (a) The Acquired Companies own all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the consolidated balance sheet at March 31, 2000 contained in the Company's quarterly report on Form 10-Q for the quarter then ended (the "BALANCE SHEET") or acquired after the date thereof (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All assets reflected in the Balance Sheet are free and clear of all Encumbrances other than security interests listed in Part 3.4(a) of the Disclosure Letter.

     (b) The Acquired Companies do not own any real property. Part 3.4(b) of the Disclosure Letter contains a complete list of all real property leases (collectively, the "REAL

PROPERTY LEASES") to which any of the Acquired Companies is a party. The Acquired Companies have a valid leasehold interest in all of the real property leased pursuant to the Real Property Leases (the "LEASED REAL PROPERTY") and each of the Real Property Leases is in full force and effect in accordance with its terms and there exists no breach or default thereunder on the part of any Acquired Company or, to the Knowledge of the Company, the other party thereto, and no event that, with the giving of notice or passage of time, or both, would constitute a default on the part of the Company or, to the Knowledge of the Company, on the part of the other party thereto, has occurred and is continuing unremedied or unwaived. The Contemplated Transactions will not alter or impair any of the rights presently enjoyed by any of the Acquired Companies in any of the Leased Real Property. The buildings and improvements constituting part of the Leased Real Property, and the operation or maintenance thereof as now operated and maintained, do not (i) contravene any zoning or building law or ordinance or administrative regulation or (ii) violate any restrictive covenant or any provision of Contract or Legal Requirement, the effect of which would interfere with or prevent the continued use of such properties for the purposes for which they are now being used. All of the plants, buildings and structures constituting part of the Leased Real Property are in reasonably good operating condition and in a state of reasonable maintenance and repair to the extent necessary for the efficient operation of the business of the Acquired Companies being conducted therein. There exists no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Leased Real Property or the buildings or improvements thereon.

     (c) Except for items disposed of since the date of the Balance Sheet in the Ordinary Course of Business, all machinery, tools, equipment and other tangible assets (i) reflected in the Balance Sheet (other than inventories),
(ii) leased by any Acquired Company or (iii) acquired by any Acquired Company since the date of the Balance Sheet, currently are used, useable by or useful to the Acquired Companies in the Ordinary Course of Business and in the manufacture and sale of the products of the Acquired Companies, and are in reasonably good operating condition and in a state of reasonable maintenance and repair. Except as set forth in Part 3.4(c) of the Disclosure Letter, the inventories reflected in the Balance Sheet were on the date thereof in good condition; such inventories, and any inventories acquired by the Acquired Companies after the date of the Balance Sheet to the extent not sold or otherwise disposed of in the Ordinary Course of Business, are in good condition, are used, useable by or useful to the Company in the Ordinary Course of Business and in the manufacture and sale of the products of the Acquired Companies, and are not in excess of reasonable requirements for the next 12 months. No item of inventory reflected in the Balance Sheet was valued in excess of the lower of cost (on a first-in, first-out basis) or market value. Except as indicated in the Balance Sheet, the accounts receivable reflected in the Balance Sheet, or acquired by the Company after the date of the Balance Sheet, have been collected or are collectible in amounts not less than the aggregate amount recorded in the Balance Sheet, in the case of receivables reflected in the Balance Sheet, or not less than the aggregate amount recorded on the Company's books, in the case of receivables acquired after the date of the Balance Sheet.

     3.5  SEC DOCUMENTS

     The Company has filed with the SEC since January 1, 1999, all required registration statements, reports, schedules, forms, statements, proxy or information statements and other documents (including exhibits and all other information incorporated therein) (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied or, with respect to those not yet filed, will comply in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and, in each case, the rules and regulations of the SEC promulgated thereunder and, except to the extent that information contained in any Company SEC Document has been revised and superseded by or restated in a later filed Company SEC Document, did not or, with respect to those not yet filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

     3.6  NO UNDISCLOSED LIABILITIES

     Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Company SEC Documents, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or thereby, or (iv) disclosed in Item 3.6 of the Disclosure Letter, no Acquired Company has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     3.7  TAXES

     (a) The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have become due whether or not shown on those Tax Returns, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. The Company has made available to Stryker copies of, and Part 3.7(a) of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income and franchise taxes filed since December 31, 1994.

     (b) The federal, state and foreign Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through 1995. Part 3.7(b) of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.7(b) of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.7(b) of the Disclosure Letter describes all adjustments to the Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1994, and the resulting deficiencies proposed by the IRS or relevant state or foreign tax authorities. Except as described in Part 3.7(b) of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.7 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

     3.8  NO MATERIAL ADVERSE CHANGE

     Except as set forth in Part 3.8 of Disclosure Letter, as of the date of this Agreement, there has not been since the date of the Balance Sheet any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.9  EMPLOYEE BENEFITS

     (a) Part 3.9(a) of the Disclosure Letter contains a true and complete list of all Benefit Plans.

     (b) The Company has delivered to Stryker true and complete copies of all documents embodying or relating to Benefit Plans. Each of the Benefit Plans listed in Part 3.9(a) of the Disclosure Letter is and has at all times been in compliance in all respects with all applicable provisions of ERISA, the IRC and other laws.

     (c) Each "employee pension benefit plan" as defined in Section 3(2) of ERISA (each a "PENSION PLAN") which is intended to meet the requirements of
Section 401(a) of the IRC now meets, and since its inception has met, the requirements for qualification under Section 401(a) of the IRC and nothing has occurred which would adversely affect the qualified status of any such Pension Plan. Except as set forth in Part 3.9(c) of the Disclosure Letter, the IRS has issued a favorable determination letter with respect to the qualification under the IRC of each Pension Plan and the IRS has not taken any action to revoke any such letter.

     (d) Each fiduciary and every plan official of each Benefit Plan are bonded to the extent required by Section 412 of ERISA. Those sections of all annual reports heretofore filed with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation by or on behalf of every Benefit Plan which were required to be certified were only certified without qualification by the accountants or actuaries of such Benefit Plan.

     (e) Except as set forth in Part 3.9(e) of the Disclosure Letter, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of any Acquired Company. No payment which will be or may be made by any Acquired Company to any employee, former employee, director, consultant or agent thereof will or could be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the IRC.

     (f) At no time has any Acquired Company contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

     (g) No Acquired Company maintains any Benefit Plan which is funded by an association described in Section 501(c)(9) of the IRC.

     (h) Each "group health plan" (within the meaning of Section 4980B of the IRC) maintained by any Acquired Company has been administered in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as provided under Section 4980B of the IRC and any regulations promulgated or proposed under the IRC.

     (i) The Acquired Companies have made all contributions required to be made to each Benefit Plan under the terms of the plan and applicable law. No prohibited transaction (as defined in Section 4975 of the IRC or Section 406 of ERISA) has occurred with respect to any Benefit Plan listed, which could subject any Benefit Plan or any related trust, any Acquired Company, any affiliate, Stryker or any director or employee of any of them to any tax or penalty imposed under Section 4975 of the IRC or Section 502(i) or 502(1) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise.

     (j) Except as set forth in Part 3.9(k) of the Disclosure Letter, no Acquired Company maintains, sponsors or contributes to, or has in the past maintained, sponsored or contributed to, any plan or program providing retiree medical or life insurance benefits.

     (k) No Acquired Company has ever contributed to a Pension Plan subject to Title IV of ERISA or Section 412 of the IRC.

     (l) There are no pending or threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Benefit Plan or (ii) any fiduciary (within the meaning of Section 3(21)(A) of ERISA) of any Benefit Plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor to the Knowledge of the Company is there any reasonable basis for any such claim.

     (m) There are no proceedings or investigations, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any local, state, or federal administrative agency.

     (n) All reports, notices, and other disclosure relating to Benefit Plans required to be filed with, or furnished to, Governmental Bodies, plan participants, or plan beneficiaries have been timely filed and furnished in accordance with applicable law.

     (o) None of the persons performing services for any Acquired Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.

     3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a)  Except as set forth in Part 3.10(a) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1995 has been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 3.10(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.10(b) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.10(b) of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter;

          (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.10(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Part 3.10(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets. The Company has made available to Stryker copies of all periodic monitoring reports and records maintained or filed by the Acquired Companies since January 1, 1995 in compliance with the requirements of any Governmental Authorization.

     3.11 LEGAL PROCEEDINGS; ORDERS

     (a) Except as set forth in Part 3.11 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in Part 3.11(a) of the Disclosure Letter, to the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Stryker copies of all pleadings and correspondence between opposing counsel relating to each Proceeding listed in Part 3.11 of the Disclosure Letter. The Proceedings listed in Part 3.11 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

     (b)  Except as set forth in Part 3.11(b) of the Disclosure Letter:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

          (ii) no Acquired Company is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

          (iii) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

     (c)  Except as set forth in Part 3.11(c) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since July 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

          (iii) no Acquired Company has received, at any time since July 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Part 3.12 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in any Acquired Company's authorized or issued capital stock; grant of any Options or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b)  amendment to the Organizational Documents of any Acquired Company;

     (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurances;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

     (i) material change in the accounting methods used by any Acquired Company; or

     (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     3.13 CONTRACTS; NO DEFAULTS

     (a) Part 3.13(a) of the Disclosure Letter identifies, and the Company has furnished to Stryker true and complete copies of:

          (i) each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $25,000;

          (ii) each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $25,000;

          (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

          (iv)   each Contract for borrowed money;

          (v) each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property to which an Acquired Company is a party (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

          (vi) each licensing agreement or other Contract with respect to patents, tr ademarks, copyrights or other intellectual property to which an Acquired Company is a party;

          (vii) each collective bargaining agreement and other Contract to which an Acquired Company is a party to or with any labor union or other employee representative of a group of employees;

          (viii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

          (ix) each Contract to which an Acquired Company is a party containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or compete with any Person;

          (x) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (xi) each power of attorney that is currently effective and outstanding;

          (xii) each Contract that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

          (xiii) each Contract for capital expenditures in excess of $25,000;

          (xiv) each written warranty, guaranty and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

          (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Part 3.13(b) of the Disclosure Letter accurately describes all warranties and service policies of the Company relating to its products currently in effect or in effect at any time during the last three years. Other than normal product returns pursuant to the foregoing warranties and except as disclosed on Part 3.13(b) of the Disclosure Letter, there are no pending or, to the knowledge of the Company threatened, claims of a customer, consumer, distributor, government agency or other person based upon an alleged defect in or otherwise relating to products assembled, manufactured or sold by the Company.

     (c) To the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (ii) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

     (d) Except as set forth in Part 3.13(d) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.13(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.


     (e)  Except as set forth in Part 3.13(e) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

          (ii) each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since July 1, 1995 has been, in full compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

          (iv) no Acquired Company has given to or received from any other Person, at any time since January 1, 1995, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiation.

     (g) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.14 ENVIRONMENTAL MATTERS

     Except as set forth in Part 3.14 of the Disclosure Letter:

     (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Each Acquired Company holds, and has been and is in compliance with, all Governmental Authorizations and Consents required under Environmental Laws, and has made, timely and proper filings for renewal of all such Governmental Authorizations and Consents. No Acquired Company has Knowledge of or any basis to expect, nor has any Acquired Company or any other Person for whose conduct an Acquired Company is or may be held to be responsible received, any actual or Threatened order, notice, claim or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (b) There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (c) The Company does not have Knowledge or any basis to expect, nor has any Acquired Company or any other Person for whose conduct any Acquired Company is or may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning, claim or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) No Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

     (e) There are no Hazardous Materials being stored at the Facilities, or present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Acquired Company, any other Person for whose conduct any Acquired Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (f) There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials in, at, on, about, under, beneath or emanating from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person.

     (g) The Company has delivered to Stryker true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company and any permits, registrations or authorizations pertaining to Hazardous Materials or Hazardous Activities in, at, on, about, under or beneath the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, with Environmental Laws.

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

     (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement requires any filings, disclosures, Consents, Governmental Authorizations or notices under Environmental Laws and will not result in increased costs of compliance with Environmental Laws relating to the Acquired Companies.

     3.15 EMPLOYEES

     (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

     (b) Part 3.15(b) of the Disclosure Letter includes a complete and accurate list of each (a) employment or severance agreement not terminable without liability or obligation (either individually or collectively); (b) agreement with any director, executive officer or other employee of any acquired Company
(i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Acquired Company of the nature of any of the Contemplated Transactions or relating to an actual or potential change in control of the Acquired Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Acquired Companies generally; (c) agreement, plan or arrangement under which any person may receive payments as a result of the Contemplated Transactions that may be subject to tax imposed by Section 4999 of the IRC or included in the determination of such person's "parachute payment" under Section 280G of the IRC; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be triggered, increased, or the vesting of the benefits of which will be triggered or accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions. Except as provided for by the terms of any agreement, plan or arrangement, the existence of which is disclosed in Part 3.15(b) of the Disclosure Letter, the consummation of the Contemplated Transactions, without regard to any other event following the Effective Time, will not (i) entitle any current or former employee or officer of any Acquired Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

     (c) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect
(i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business. Except as set forth in Part 3.15(c) of the Disclosure Letter, to the Knowledge of the Company, no officer or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

     (d) Part 3.15(d) of the Disclosure Letter contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.16 LABOR RELATIONS; COMPLIANCE

     No Acquired Company has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.17 INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets -- The term "INTELLECTUAL PROPERTY ASSETS" includes:

          (i) the names Image Guided Technologies, Inc. and Springfield Surgical Instruments, Inc., all fictional business names, trading names, registered and unregistered trademarks and service marks, registrations and applications (collectively, "MARKS");

          (ii) all patents, patent applications, and inventions improvements and other developments that may be patentable (collectively, "PATENTS");

          (iii) all other know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints and other proprietary information (collectively, "PROPRIETARY INFORMATION"); and

          (iv) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS").

owned, used, or licensed by any Acquired Company as licensee or licensor.

     (b) AGREEMENTS -- Part 3.17(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which an Acquired Company is the licensee. There are no outstanding and, to the Knowledge of the Company, no Threatened disputes or disagreements with respect to any such agreement.

     (c)  KNOW-HOW NECESSARY FOR THE BUSINESS

          (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Except as set forth in Part 3.17(c) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) The Contemplated Transactions will not alter or impair any of the rights presently enjoyed by any Acquired Company with respect to the Intellectual Property Assets.

          (iii) Except as set forth in Part 3.17(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, developments or other information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

     (d)  PATENTS

          (i) Part 3.17(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents owned or used (pursuant to license agreements or otherwise) by the Acquired Companies and, in the case of Intellectual Property Assets that are so owned, the jurisdictions in or by which such assets have been registered, filed or issued.

          (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) Except as set forth in Part 3.17(d) of the Disclosure Letter, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Company, there is no potentially interfering patent or patent application of any third party.

          (iv) Except as set forth in Part 3.17(d) of the Disclosure Letter, to the Knowledge of the Company, no Patent has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (e)  MARKS

          (i) Part 3.17(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is Threatened with respect to any of the Marks.

          (iv) To the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any third party.

          (v) To the Knowledge of the Company, no Mark has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

     (f)  COPYRIGHTS

          (i) Part 3.17(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

          (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

          (iii) To the Knowledge of the Company, no Copyright has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     (g)  PROPRIETARY INFORMATION

          (i) With respect to each item of Proprietary Information, the documentation relating to such item of Proprietary Information is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) The Acquired Companies have taken all reasonable precautions to protect any secrecy, confidentiality and value of their Proprietary Information.

          (iii) The Proprietary Information is not part of the public knowledge or literature, and, to the Knowledge of the Company, has not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Proprietary Information is subject to any adverse claim or has been challenged or threatened in any way.

     3.18 REGULATORY MATTERS

     (a) Part 3.18(a) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including but not limited to product approvals and clearances issued by the FDA and similar foreign Governmental Bodies and product submissions to the FDA and similar foreign Governmental Bodies which are currently in process (the "SUBMISSIONS"). Except for the Submissions, each Governmental Authorization issued by a United States Governmental Body, and, to the Knowledge of the Company, each Governmental Authorization issued by a foreign Governmental Body, listed or required to be listed in Part 3.11(b) of the Disclosure Letter is valid and in full force and effect.

     (b) Except as set forth in Part 3.11(b) of the Disclosure Letter, to the Knowledge of the Company, the Governmental Authorizations listed in Part 3.18(a) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     (c) In calendar year 1999, the Company recorded no "complaints" (as such term is defined in 21 C.F.R. Section 820.198) and reported no Medical Device Reports ("MDRS"). From January 1, 2000 through the date of this Agreement, the Company recorded no "complaints" and reported no MDRs. Except as set forth in
Part 3.18(c) of the Disclosure Letter, to the Knowledge of the Company, these "complaints" and MDRs would not reasonably lead to the conclusion that there is a trend or failure mode with respect to a particular product.

     (d) The Acquired Companies manufacture and for the past three years have manufactured their products in all material respects in accordance with all applicable FDA rules and regulations (including the Good Manufacturing Practices and the Quality System regulations promulgated by the FDA) and the European Medical Device Directive (93142/ECC) and quality control procedures of the Acquired Companies in effect at the time of manufacture. To the extent required, all of the products currently sold by the Acquired Companies have been approved for sale by the FDA and all other applicable federal, state, local and foreign regulatory agencies. The Acquired Companies are authorized by their "notified body" to apply the "CE" mark to the products listed in Part 3.18(d) of the Disclosure Letter. No Acquired Company has received any notice from the FDA or any other federal, state, local or foreign regulatory agency questioning its manufacturing practices or threatening to revoke or curtail any product approval, and no Acquired Company is aware of any intent to deliver any such notice. Part 3.18(d) of the Disclosure Letter contains a complete list of all products manufactured or marketed by the Acquired Companies, including those that require the approval of or notice to, or registration with, the FDA or any other United States federal or state or foreign governmental agency or bureau under any existing law, regulation or policy, specifying the type of approval or notice of registration required and the reference number or identification of each currently effective approval or notice and registration. Since January 1, 1995, none of the Acquired Companies has received any FDA "warning letter." None of the products identified in Part 3.18(d) of the Disclosure Letter has been the subject of any voluntary or involuntary recall or any governmental investigation other than routine inspections of the Acquired Companies' facilities and all United States and, except as set forth in Part 3.18(d) of the Disclosure Letter, international regulatory approvals therefor are owned by and registered in the name of an Acquired Company and are in full force and effect.

     3.19 CERTAIN PAYMENTS

     Since January 1, 1995, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to the Knowledge of the Company any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     3.20 STRYKER REGISTRATION STATEMENT; COMPANY PROXY STATEMENT

     None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Stryker in connection with the issuance of Stryker Common Stock in the Merger, together with all amendments thereto (the "STRYKER REGISTRATION STATEMENT"), will, at the time the Stryker Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's shareholders and the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The

Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except -that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Stryker specifically for inclusion or incorporation by reference in the Company Proxy Statement.

     3.21 STATE TAKEOVER STATUTES

     To the Knowledge of the Company, no state takeover statute is applicable to the Merger or any other Contemplated Transaction.

     3.22 DISCLOSURE

     (a) No representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) There is no fact known to any Acquired Company that has specific application to any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Acquired Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

     3.23 TRANSACTIONS WITH RELATED PERSONS

     Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company has, or since January 1, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company is, or since January 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company in any market presently served by such Acquired Company. Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     3.24 BROKERS

     Other than as set forth in Part 3.24 of the Disclosure Letter, the Company has not incurred and will not incur any obligation for any finder's or broker's fee or agents' commission or other similar payment in connection with the Contemplated Transactions.

4.   REPRESENTATIONS AND WARRANTIES OF STRYKER AND MERGER SUB

     Each of Stryker and Merger Sub represents and warrants to the Company as follows:

     4.1  ORGANIZATION AND GOOD STANDING

     Stryker is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

     4.2  CAPITALIZATION

     The authorized capital stock of Stryker consists of (i) 500,000,000 shares of Stryker Common Stock and (ii) 500,000 shares of preferred stock, $1.00 par value. As of May 31, 2000, (i) 194,919,275 shares of Stryker Common Stock were issued and outstanding and (ii) no shares of Stryker Preferred Stock were issued and outstanding. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Stryker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Stryker may vote are issued or outstanding. All outstanding shares of Stryker Common Stock are, and all shares of Stryker Common Stock that may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     4.3  AUTHORITY; NO CONFLICT

     (a) This Agreement is a legal, valid, and binding obligation of Stryker and Merger Sub, enforceable against each in accordance with its terms. The execution, delivery and performance by Stryker and Merger Sub of this Agreement and the consummation by Stryker and Merger Sub of the Contemplated Transactions have been duly authorized by the respective boards of directors of Stryker and Merger Sub and no other corporate proceedings on the part of Stryker or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Stryker and Merger Sub and the consummation of the Contemplated Transactions.

     (b) Neither the execution and delivery of this Agreement by Stryker or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by Stryker or Merger Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)   any provision of Stryker's or Merger Sub's Organizational
     Documents;

          (ii) any resolution adopted by the board of directors or the stockholders of Stryker or Merger Sub;

          (iii) any Legal Requirement or Order to which Stryker or Merger Sub may be subject; or

          (iv) any Contract to which Stryker or Merger Sub is a party or by which Stryker or Merger Sub may be bound.

     (c) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Stryker or Merger Sub in connection with the execution and delivery of this Agreement by Stryker and Merger Sub or the consummation by Stryker and Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Stryker Registration Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which Stryker is qualified to do business; (iii) such filings with and approvals of the New York Stock Exchange to permit the shares of Stryker Common Stock that are to be issued in the Merger to be listed on the New York Stock Exchange; (iv) filings with Governmental Bodies to satisfy the applicable requirements of state securities or "blue sky" laws and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     4.4  CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against either Stryker or Merger Sub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Stryker, no such Proceeding has been threatened.

     4.5  SEC DOCUMENTS; UNDISCLOSED LIABILITIES

     Stryker has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1999 (the "STRYKER SEC DOCUMENTS"). As of their respective dates, the Stryker SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stryker SEC Documents. Except to the extent that information contained in any Stryker SEC Document has been revised or superseded by a later filed Stryker SEC Document, none of the Stryker SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Stryker included in the Stryker SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Stryker and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Stryker

SEC Documents or (iii) incurred in connection with this Agreement or the transactions contemplated hereby or thereby neither Stryker nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.6  INFORMATION SUPPLIED

     None of the information supplied or to be supplied by Stryker specifically for inclusion or incorporation by reference in (i) the Stryker Registration Statement will, at the time the Stryker Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stryker Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Stryker with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Stryker Registration Statement.

     4.7  INTERIM OPERATIONS OF MERGER SUB

     Merger Sub was formed solely for the purpose of engaging in transactions of the type contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.8  NO OTHER REPRESENTATIONS OR WARRANTIES

     Except for the representations and warranties contained in this Agreement, neither Stryker nor Merger Sub makes any representation or warranty, and hereby disclaims any such representations by Stryker or Merger Sub with respect to the execution and delivery of the Agreement or the Contemplated Transactions.

5.   COVENANTS OF THE COMPANY

     5.1  ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company (other than the Company) and the Representatives of each Acquired Company (other than the Company) to, (a) afford Stryker and its Representatives full and free access during normal business hours to each Acquired Company's personnel, contracts, books and records, and other documents and data, as Stryker may reasonably request and (b) furnish Stryker and its Representatives with copies of all such contracts, books and records and other documents and data as Stryker or its Representatives may reasonably request.

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

     5.2  OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

     Between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement and the Disclosure Letter, the Company will, and will cause each Acquired Company other than the Company to:

     (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

     (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

     (c) confer with Stryker concerning operational matters of a material nature; and

     (d) otherwise report periodically to Stryker concerning the status of the business, operations and finances of such Acquired Company.

     5.3  NEGATIVE COVENANT

     Between the date of this Agreement and the Closing Date, except as specifically permitted by this Agreement and the Disclosure Letter, the Company will not, and will cause each other Acquired Company not to, without the prior consent of Stryker, take any affirmative action, or fail to take any reasonable action within their or its control as a result of which any of the changes or events listed in Section 3.12 is likely to occur.

     5.4  REQUIRED APPROVALS

     Between the date of this Agreement and the Closing Date, the Company will, and will cause each other Acquired Company and each of its and their Related Person to, cooperate with Stryker with respect to all filings that Stryker is required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.5  NOTIFICATION

     Between the date of this Agreement and the Closing Date, the Company will promptly notify Stryker in writing if the Company or any other Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company or any other Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Stryker a supplement to the Disclosure Letter specifying such change. During the same period, the

Company will promptly notify Stryker of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

     The Company will cause all indebtedness owed to any Acquired Company by any Related Person of any Acquired Company to be paid in full prior to Closing.

     5.7  NO SOLICITATION BY THE COMPANY

     (a) The Company shall not, nor shall it permit any other Acquired Company to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the date of the Company Shareholders Meeting (the "APPLICABLE PERIOD"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company and its representatives may, in response to a Superior Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.7(a), and subject to providing prior written notice of its decision to take such action to Stryker and compliance with Section 5.7(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets of the Company other than in the Ordinary Course of Business, or any shares of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for shares of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Stryker, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of
Section 5.7(a), if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the tenth business day following Stryker's receipt of written notice advising Stryker that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor referred to in Part 3.24 of the Disclosure Letter) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     (c)  In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.7, the Company shall promptly (and no later than 48 hours) advise Stryker orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal. The Company will keep Stryker informed of the status and material terms and conditions (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, that, except as expressly permitted by this Section 5.7, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     5.8  PREPARATION OF THE STRYKER REGISTRATION STATEMENT AND COMPANY PROXY
          STATEMENT: COMPANY SHAREHOLDERS MEETING

     (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and Stryker shall prepare and file with the SEC the Stryker Registration Statement, in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Stryker shall use its reasonable best efforts to have the Stryker Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Stryker Registration Statement is declared effective under the Securities Act. Stryker shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Stryker Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Stryker Registration Statement will be made by Stryker, or the Company Proxy Statement will be made by the Company, without providing the other party the opportunity to review and comment thereon. Stryker will advise the Company, promptly after it receives notice thereof, of the time when the Stryker Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Stryker Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Stryker Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will inform Stryker, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Stryker, or any of their respective affiliates, officers or directors, should be discovered by the Company or Stryker which should be set forth in an amendment or supplement to any of the Stryker Registration Statement or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

     (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") solely for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 5.7(b), the Company agrees that its obligations pursuant to the first sentence of this Section 5.8(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

     5.9  LETTER OF THE COMPANY'S ACCOUNTANTS; LETTER OF STRYKER'S ACCOUNTANTS

     (a) The Company shall use its reasonable best efforts to cause its independent public accountants to deliver to Stryker two letters from the Company's independent public accountants, one dated the date on which the Stryker Registration Statement is declared effective by the SEC and one dated the Closing Date, each addressed to Stryker, in form and substance reasonably satisfactory to Stryker and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Stryker Registration Statement.

     (b) Stryker shall use its reasonable best efforts to cause its independent public accountants to deliver to the Company two letters from Stryker's independent public accountants, one dated the date on which the Stryker Registration Statement is declared effective by the SEC and one dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Stryker Registration Statement.

     5.10 BEST EFFORTS

     Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7.1 and 7.2 to be satisfied.

6.   COVENANTS OF STRYKER AND MERGER SUB

     6.1  REQUIRED APPROVALS

     Between the date of this Agreement and the Closing Date, Stryker will, and will cause each of its Related Persons to, cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions.

     6.2  BEST EFFORTS

     Between the date of this Agreement and the Closing Date, Stryker will use its Best Efforts to cause the conditions in Sections 7.1 and 7.3 to be satisfied.

     6.3  OFFICERS' AND DIRECTORS' INDEMNIFICATION

     (a) Stryker will cause the Surviving Corporation to keep in effect in each of its Articles and Bylaws provisions providing for exculpation and indemnification of the respective officers and directors of the Company to the fullest extent permitted under Colorado law.

     (b) For a period of six years after the Effective Time, Stryker shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to its officers and directors covering acts or omissions occurring prior to the Effective Time; provided that Stryker may substitute therefor policies of at least the same coverage and amounts that contain terms and conditions that are no less advantageous to the officers and directors of the Company than such existing insurance and provided, further, that if the existing coverage cannot be maintained or equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of $35,000, Stryker shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to $35,000.

     (c) In the event Stryker or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.3, proper provision will be made so that the successors and assigns of Stryker assume the obligations set forth in this
Section 6.3 and none of the actions described in clauses (i) or (ii) will be taken until such provision is made.

     (d) Any person seeking indemnification under this Section 6.3 shall be entitled to such indemnification only if such person notifies Stryker promptly after such person becomes aware of any claim, action, suit or proceeding in respect of which such person is making a claim hereunder and cooperate in the defense thereof. Absent a conflict of interest under standards of professional conduct, Stryker is entitled to select counsel to represent the indemnitee, which selection must be approved by the indemnitee, such approval not to be unreasonably withheld. So long as the proceeding (or settlement) involves only the payment of money by Stryker, Stryker is entitled to control the conduct of the proceeding.

     (e) Present and former officers and directors of the Company are intended third-party beneficiaries of the provisions set forth in this Section 6.3 and will be entitled to enforce such provisions against Stryker and Merger Sub and their successors and assigns.

     (f) Notwithstanding the foregoing, no person who is or was an officer or director of the Company prior to the Effective Time shall be entitled to the benefit of the provisions set forth in subsections (a), (c) and (d) of this
Section 6.3 with respect to any loss, claim, damage or expense incurred in connection with a matter as to which such person had knowledge that should have been, but was not, set forth in the Disclosure Letter and the Articles and Regulations may be amended to so provide.

7.   CONDITIONS PRECEDENT

     7.1 CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of each of the following conditions precedent:

     (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Company Common Stock.

There shall not have been written demands or objections made and not withdrawn or otherwise terminated under Section 7-113-101 ET. SEQ. of the CBCA by shareholders of the Company holding in the aggregate more than 200,000 shares of Company Common Stock.

     (b) NO LITIGATION. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Body of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Body (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Stryker, as applicable; PROVIDED, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (c) STRYKER REGISTRATION STATEMENT. The Stryker Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Stryker Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated.

     (d) STOCK EXCHANGE LISTING. The shares of Stryker Common Stock issuable in accordance with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF STRYKER AND MERGER SUB. All obligations of Stryker and Merger Sub under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following additional conditions precedent:

     (a) PERFORMANCE OF OBLIGATIONS, REPRESENTATIONS AND WARRANTIES. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement shall be true and correct as of the date hereof and as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to result, individually or in the aggregate, in losses, liabilities, claims, damages (including incidental and consequential damages), expenses and diminution in value, whether or not involving a third party claim, in an amount exceeding $600,000. Stryker and Merger Sub shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this
Section 7.2(a) have been satisfied.

     (b) EMPLOYMENT AGREEMENTS. Paul L. Ray and Waldean A. Schulz, Ph.D. shall each have entered into an Employment Agreement with the Surviving Corporation, substantially in the form of Exhibits II and III, respectively, hereto, and such agreements shall be in full force and effect.

     (c) AFFILIATES. Stryker shall have received from each Person referred to in Section 2.13, an executed copy of an agreement substantially in the form of
Exhibit I.

     (d) TERMINATION OF OPTIONS AND WARRANTS. IGT shall have taken action to terminate all options and warrants that have not been exercised as contemplated by Section 2.9.

     7.3 CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following additional conditions precedent:

     (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Stryker and Merger Sub shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Merger Sub and Stryker contained in Section 4 of this Agreement shall be true and correct as of the date hereof and as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Stryker. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Stryker and Merger Sub, certifying that the conditions specified in this Section 7.3(a) have been satisfied.

     (b) TAX OPINION. The Company shall have received a written opinion from Ireland, Stapleton, Pryor & Pascoe, P.C., counsel to the Company, on the date on which the Stryker Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     7.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Stryker or Merger Sub may rely on the failure of any condition set forth in Sections 7.1,
7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

8. NON-SURVIVAL OF REPRESENTATION AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section shall not limit any covenant or agreement by the parties which expressly requires performance after the Effective Time.

9.   TERMINATION

     9.1  TERMINATION EVENTS

     This Agreement may, by written notice given prior to or at the Closing, be terminated:

     (a) by Stryker if any of the conditions in Section 7.1 or 7.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Stryker to comply with its obligations under this Agreement) and Stryker has given Company written notice of Stryker's intent to terminate at least 30 days before the effective date of the proposed termination, and the Company has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

     (b) by the Company if any of the conditions in Section 7.1 or 7.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has given Stryker written notice of the Company's intent to terminate at least 30 days before the effective date of the proposed termination, and Stryker has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

     (c) by the agreement of each of the Board of Directors of Stryker, Merger Sub and the Company;

     (d) by Stryker, if the Company or any of its directors or officers shall participate in discussions or negotiations or furnish information in breach of
Section 5.7;

     (e) by the Company in accordance with Section 5.7(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, the Company shall have complied with all provisions of Section 5.7, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee;

     (f) by either Stryker or the Company if (i) the requisite approval of the shareholders of the Company shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof or (ii) the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000.

     9.2  RIGHTS AND OBLIGATIONS UPON TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.5 will survive.

10.  GENERAL PROVISIONS

     10.1 FEES AND EXPENSES

     (a) Except as provided in this Section 10.1, all fees and expenses incurred in connection with the Merger, this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses whether or not the Merger is consummated.

     (b) In the event that (i) a bona fide Takeover Proposal shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Stryker or the Company pursuant to Section 9.1(f), or (ii) this Agreement is terminated by the Company pursuant to Section 9.1(e) or (iii) this Agreement is terminated by Stryker pursuant to Section 9.1(d), then the Company shall promptly, but in no event later than the date of such termination, pay Stryker a fee equal to $600,000 (the "TERMINATION FEE"), payable by wire transfer of same day funds; PROVIDED, that no Termination Fee shall be payable to Stryker pursuant to clause (i) of this Section 10.1(b) unless within nine (9) months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Takeover Proposal. The Company acknowledges that the agreements contained in this Section 5.10(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Stryker would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 10.1(b), and, in order to obtain such payment, Stryker commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.1(b), the Company shall pay to Stryker its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     10.2 PUBLIC ANNOUNCEMENTS

     Stryker and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     10.3 AFFILIATES

     As soon as practicable after the date hereof, the Company shall deliver to Stryker a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Stryker as of the Closing Date, a written agreement substantially in the form attached as EXHIBIT I hereto.

     10.4 LISTINGS

     Stryker shall use its reasonable best efforts to cause the Stryker Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     10.5 CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date or, if this Agreement is terminated pursuant to the provisions of Article 9 hereof, for a period of two years thereafter, Stryker and the Company will maintain in confidence and will not use except for the purposes set forth herein, and will cause the respective Representatives of Stryker and the Acquired Companies to maintain in confidence, any information furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information was already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the transactions contemplated hereby are not closed, Stryker shall return to the Company all data, information and other written material relating to the Company obtained by it from the Company in connection with this Agreement or its negotiation.

     10.6 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Company:   Image Guided Technologies, Inc.
                     5710-B Flatiron Parkway
                     Boulder, Colorado 80301
                     Attention: Paul L. Ray
                     Facsimile No.: (303) 473-9059


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

          with a copy to:         Ireland, Stapleton, Pryor & Pascoe, P.C.
                                  Suite 2600
                                  1675 Broadway
                                  Denver, Colorado  80202-4685
                                  Attention:  William E. Tanis
                                  Facsimile No.:  (303) 623-2062

          Stryker or Merger Sub:  Stryker Corporation
                                  2725 Fairfield Road
                                  Kalamazoo, Michigan 49002
                                  Attention: David J. Simpson
                                  Facsimile No.: (616) 385-2216

          with a copy to:         Whitman Breed Abbott & Morgan LLP
                                  200 Park Avenue
                                  New York, New York 10166
                                  Attention: John H. Denne
                                  Facsimile No.: (212) 351-3131

     10.7 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. The failure or any delay by any party in exercising any right, power, or privilege under this Agreement is not a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     10.8 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     10.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

     10.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and

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

effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     10.12 GOVERNING LAW

     This Agreement is governed by the laws of the State of Colorado without giving effect to its principles of conflicts of laws.

     10.13 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, are one and the same Agreement.

     10.14 PERFORMANCE BY MERGER SUB

     Stryker will cause Merger Sub to comply with its obligations hereunder and cause Merger Sub to consummate the Merger as contemplated by this Agreement.


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

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                       IMAGE GUIDED TECHNOLOGIES, INC.

                                       By:
                                          ----------------------------
                                          Name:
                                          Title:



                                       STRYKER CORPORATION

                                       By:
                                          ----------------------------
                                          Name:
                                          Title:


                                       IGT ACQUISITION CO.

                                       By:
                                          ----------------------------
                                          Name:
                                          Title:


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